Exhibit 99.3

SS&C Technologies Holdings, Inc.

Unaudited Pro Forma Combined Condensed Financial Statements

On July 8, 2015, SS&C Technologies Holdings, Inc. (the “Company”) acquired substantially all of the outstanding stock of Advent Software, Inc. (“Advent”). The Company paid approximately $2.6 billion to acquire Advent. The acquisition was funded with a combination of the Company’s existing cash resources and new debt financing.

The following unaudited pro forma combined condensed consolidated financial information presents the unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014, after giving effect to the transactions and adjustments as described in the accompanying notes. The unaudited pro forma combined condensed consolidated financial information includes the historical results of the Company and Advent, after giving pro forma effect to:

•	the consummation of the Advent acquisition,
•	the incurrence of $2.48 billion under the Senior Credit Facilities,
•	the issuance of the notes in an aggregate principal amount of $600 million,
•	the repayment of $656 million of existing SS&C and Advent debt, and
•	the payment of expenses and fees related to each of the above.

The Company’s Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2015 is based upon the historical unaudited balance sheet of the Company as of June 30, 2015, as filed with the Securities and Exchange Commission (the “SEC”) in its Quarterly Report on Form 10-Q on July 29, 2015 (the “Second Quarter 10-Q”), combined with the unaudited historical balance sheet of Advent as of June 30, 2015, attached as Exhibit 99.2 to this Amendment No. 1 (the “8-K Amendment”) on Form 8-K/A to the Company’s Current Report (the “Original 8-K”) on Form 8-K, as filed with the SEC on July 8, 2015, coupled with the pro forma impact of applying the acquisition method of accounting and other related adjustments included therein based upon available information and assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the acquisition of Advent had occurred on June 30, 2015.

Certain financial statement line items included in Advent’s historical presentation have been condensed to conform to corresponding financial statement line items included in SS&C’s historical presentation, including condensing other intangibles, net, non-current assets of discontinued operations, and other assets into intangible and other assets, net. Current liabilities of discontinued operations were condensed into other accrued expenses. Non-current liabilities of discontinued operations were condensed into other long term liabilities.

The Company’s Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2015 is based upon the historical unaudited statement of operations of the Company for the six months ended June 30, 2015 (as filed with the SEC in the Second Quarter 10-Q), combined with the historical unaudited statement of operations of Advent for the six months ended June 30, 2015, attached as Exhibit 99.2 to the 8-K Amendment. The Company’s Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2014 is based upon the historical audited statement of operations of the Company for the year ended December 31, 2014, as filed with the SEC in its Annual Report on Form 10-K on February 26, 2015, combined with the historical audited statement of operations of Advent for the year ended December 31, 2014, as filed with the SEC in Advent’s Annual Report on Form 10-K on February 24, 2015. Pro forma adjustments included therein are based upon available information and assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 depict the effect of the acquisition of Advent as if the transaction had occurred on January 1, 2014.

Certain historical financial statement line items for Advent and SS&C, including sales and marketing expense, general and administrative expense, and Advent’s amortization of other intangibles, have been condensed into selling, general, and administrative expense.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable, and with respect to the Unaudited Pro Forma Condensed Consolidated Statement of Operations, expected to have a continuing impact on the combined results of the Company and Advent. The assumptions used to prepare the Unaudited Pro Forma Condensed Consolidated Financial Statements (“Pro Forma Financial Statements”) are contained in the accompanying notes and should be reviewed in their entirety. The Pro Forma Financial Statements reflect an illustrative allocation of the purchase price to the assets and liabilities acquired based on currently available information. The purchase price allocation as of the July 8, 2015 acquisition date and the resulting effect on income from operations and our balance sheet will differ from the pro forma amounts included herein and will be included in our Quarterly Report on Form 10-Q for the third quarter of 2015. The Pro Forma Financial Statements are for informational purposes only. These Pro Forma Financial Statements are not necessarily indicative of future results or of actual results that would have been achieved had the Advent acquisition been consummated on the dates presented, and should not be taken as representative of future consolidated operating results of the Company. The Pro Forma Financial Statements do not reflect any operating efficiencies or cost savings that the Company may achieve, or any additional expenses that the Company may incur, with respect to the combined companies.

The Advent acquisition is reflected in the unaudited pro forma combined condensed financial statements as a business combination using the acquisition method of accounting, in accordance with ASC 805, Business Combinations, under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined condensed financial information, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

	Unaudited Pro Forma Combined Condensed Statement of Operations
	Six Months Ended June 30, 2015
	Historical SS&C Technologies	Historical Advent	Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands, except for earnings per share data)
Revenues	$418,503	$208,033	$(7,196	)(H)			$619,340
Cost of revenues	221,810	63,119	45,492	(A),(B)			330,421
Operating expenses:
Selling, general & administrative	58,081	61,285	(1,712	)(C),(G)			117,654
Research and development	37,128	38,099					75,227
Transaction-related fees	—	13,956	(13,956	)(J)			—
Restructuring charges		9,148					9,148

Total operating expenses	95,209	122,488	(15,668)		—		202,029

Income (loss) from operations	101,484	22,426	(37,020)		—		86,890
Interest income (expense), net	(11,019)	(2,692)			(55,770	)(D),(E),(F)	(69,481)
Other income (expense), net	(1,671)	(67)					(1,738)

Income (loss) before income taxes	88,794	19,667	(37,020)		(55,770)		15,671
Provision (benefit) for income taxes	23,420	8,030	(14,438	)(I)	(21,750	)(I)	(4,738)

Net income (loss)	$65,374	$11,637	$(22,582)		$(34,020)		$20,409

Basic earnings per share	$0.77						$0.22
Basic weighted average number of common shares outstanding	84,837						91,093	(K)
Diluted earnings per share	$0.73						$0.21
Diluted weighted average number of common and common equivalent shares outstanding	88,987						95,243	(K)

See accompanying notes, including Note 3.

	Unaudited Pro Forma Combined Condensed Statement of Operations
	Year Ended December 31, 2014
	Historical SS&C	Historical Advent	Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands, except earnings per share data)
Revenues	$767,861	$396,820	$(83,419	)(H)			$1,081,262
Cost of revenues	410,731	117,521	90,532	(A),(B)			618,784
Operating expenses:
Selling, general & administrative	99,471	121,397	6,200	(C),(G)			227,068
Research and development	57,287	69,532					126,819
Restructuring charges		4,628					4,628

Total operating expenses	156,758	195,557	6,200		—		358,515

Income (loss) from operations	200,372	83,742	(180,151)		—		103,963
Interest income (expense), net	(25,472)	(7,251)			(107,348	)(D),(E),(F)	(140,071)
Other income (expense), net	2,754	290					3,044

Income (loss) before income taxes	177,654	76,781	(180,151)		(107,348)		(33,064)
Provision (benefit) for income taxes	46,527	26,518	(70,259	)(I)	(41,866	)(I)	(39,080)

Net income (loss)	$131,127	$50,263	$(109,892)		$(65,482)		$6,016

Basic earnings per share	$1.57						$0.07
Basic weighted average number of common shares outstanding	83,314						90,037	(J)
Diluted earnings per share	$1.50						$0.06
Diluted weighted average number of common and common equivalent shares outstanding	87,331						94,054	(J)

See accompanying notes, including Note 4.

	Unaudited Pro Forma Combined Condensed Balance Sheet
	As of June 30, 2015
	Historical SS&C	Historical Advent	Advent Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands)
Current Assets:
Cash and cash equivalents	$729,808	$29,840	$(2,616,479	)(D)	$2,524,003	(A)	$667,172
Accounts receivable, net	94,733	60,954					155,687
Prepaid expenses and other current assets	13,789	29,409					43,198
Prepaid income taxes	5,090	—			2,680	(B)	7,770
Deferred income taxes	2,857	33,790					36,647
Restricted cash	1,478	—					1,478

Total current assets	847,755	153,993	(2,616,479)		2,526,683		911,952

Net property, plant, and equipment	51,324	23,482					74,806
Deferred income taxes	1,892	18,267					20,159
Goodwill	1,558,785	200,542	1,761,409	(I)			3,520,736
Intangible and other assets, net	376,615	27,730	1,116,882	(G),(H)	40,745	(B)	1,561,972

TOTAL ASSETS	$2,836,371	$424,014	$261,812		$2,567,428		$6,089,625

Current Liabilities:
Current portion of long-term debt	$17,224	$20,000	$(20,000	)(D)	$8,876	(C)	$26,100
Accounts payable	8,659	5,855					14,514
Accrued employee compensation and benefits	28,030	—					28,030
Other accrued expenses	29,504	45,470	37,460	(F)			112,434
Deferred revenue	67,280	191,282	(104,576	)(J)			153,986

Total current liabilities	150,697	262,607	(87,116)		8,876		335,064

Deferred revenues, long-term		5,443					5,443
Long-term debt	448,382	165,000	(165,000	)(D)	2,593,593	(C)	3,041,975
Other long-term liabilities	25,086	11,705					36,791
Long-term income taxes payable		9,513					9,513
Deferred income taxes	94,692	—	482,920	(K)	(12,032	)(B)	565,580

Total liabilities	718,857	454,268	230,804		2,590,437		3,994,366

Stockholders’ equity:
Class A common stock	27						27
Common stock	948	533	(533	)(E)			948
Additional paid in capital	1,704,701	86,215	(74,461	)(E),(D)			1,716,455
Accumulated other comprehensive (loss) income	(28,532)	1,635	(1,635	)(E)			(28,532)
Retained earnings	458,355	(118,637)	107,637	(E),(F)	(23,009	)(B)	424,346

	2,135,499	(30,254)	31,008		(23,009)		2,113,244
Less: cost of common stock in treasury, 786 shares	(17,985)						(17,985)

Total stockholders’ equity (deficit)	2,117,514	(30,254)	31,008		(23,009)		2,095,259

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,836,371	$424,014	$261,812		$2,567,428		$6,089,625

See accompanying notes, including Note 5.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

Note 1—The Transaction

On July 8, 2015, SS&C Technologies Holdings, Inc. (the “Company”) acquired substantially all of the outstanding stock of Advent Software, Inc. (“Advent”). The Company paid approximately $2.6 billion to acquire Advent. The acquisition was funded with a combination of the Company’s existing cash resources and new debt financing.

Note 2—Calculation of Estimated Consideration Transferred and Pro Forma Allocation of Consideration to Net Assets Acquired (in thousands)

Within the unaudited pro forma combined condensed financial statements as of June 30, 2015, the transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill. In addition, we have evaluated the treatment of share-based awards that will be exchanged at the acquisition date and determined that a portion of the fair value of the award is attributable to pre-combination services. The fair value attributable to pre-combination services has been included as non-cash consideration.

The following table summarizes the preliminary allocation of consideration to the net assets acquired as if the acquisition of Advent had occurred on June 30, 2015:

Purchase of Advent’s equity	$2,431,479
Repayment of existing indebtedness	185,000

Total cash consideration	2,616,479

Settlement of pre-existing relationship	(622)
Fair value of replacement awards attributable to pre-combination services	11,754

Total purchase consideration	$2,627,611

Purchase price allocated to:
Cash and short-term marketable securities	$29,840
Other assets	173,514
Intangible assets	1,137,000
Goodwill	1,961,951

Assets acquired	3,302,305

Deferred taxes, net	(482,920)
Deferred revenue	(92,149)
Other liabilities	(99,625)

Liabilities assumed	(674,694)

Total purchase price	$2,627,611

The estimated fair values are based on a pro forma acquisition date of June 30, 2015, and are for pro forma and illustrative purposes only. These amounts may not be representative or indicative of the estimated fair values that will be reported to give effect to the acquisition as of the actual acquisition date. Accordingly, the accounting and related amounts may change when they are included in the Company’s financial statements.

Note 3—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the Six Months ended June 30, 2015 (in thousands, except per share data and percentages)

(A)	Adjustment of $10,362 to record a net increase in amortization of acquired purchased technology. The amortization of $13,522 of purchased technology has been calculated based on a new fair value basis of $311,000, amortized over estimated lives of approximately 12 years, offset by the elimination of historical amortization of $3,160.

(B)	Adjustment of $35,130 to record an increase in amortization of acquired customer relationships. The amortization of $35,130 of acquired customer relationship has been calculated based on a new fair value basis of $808,000, amortized over an estimated life of approximately 12 years.

(C)	Adjustment of $648 to record a net decrease in amortization of acquired trade names. The amortization of $947 of acquired trade names has been calculated based on a new fair value basis of $18,000, amortized over an estimated useful life of approximately ten years. This adjustment is offset by the elimination of $1,595 of historical amortization.

(D)	Adjustment of $54,295 to record increased interest expense related to the Senior Secured Credit Facilities and the Notes using a weighted average interest rate of 4.3%, which represents the current expected interest rate for the Senior Secured Credit Facilities which have a variable rate and the expected fixed rate for the Notes. Total estimated interest expense has been calculated as $65,420 less historical interest expense of $11,125. A change of one eighth of one percent (12.5 basis points) in the interest rate, to the extent that LIBOR is in excess of the 0.75% floor rate applicable to our Senior Secured Credit Facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $3,062.

(E)	Adjustment of $1,301 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $57,742, amortized over lives of five years and seven years for the Senior Secured Credit Facilities and eight years for the Notes, totaling $4,200, less historical amortization of deferred financing fees of $2,899.

(F)	Adjustment of $174 to record an increase in amortization expense related to the amortization of OID on the Senior Secured Credit Facilities. The amortization of OID has been calculated based on $11,925 amortized over lives of five years and seven years of $874 less historical OID amortization of $700.

(G)	Adjustment of $1,064 to record a decrease in stock compensation expense related to Advent’s equity compensation awards. The preliminary fair value of the stock options and restricted stock units was determined using the Black-Scholes option pricing model and will be recognized on a straight-line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the Advent acquisition (see Note 2).

(H)	Adjustment of $7,196 to record a decrease in revenues related to the write-down of acquired deferred revenues to fair value at the acquisition date.

(I)	Adjustment of $36,188 to record a benefit for income taxes, calculated using a combined statutory tax rate of 39%.

(J)	Adjustment of $13,956 to eliminate the impact of non-recurring transaction costs related to the Advent acquisition.

(K)	Reflects the full weighting of the 6,723 shares of common stock sold in June 2015, as if the offering occurred on January 1, 2014, which represents the portion of the net proceeds used to fund the acquisition of Advent.

Note 4—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the Year ended December 31, 2014 (in thousands, except per share data and percentages)

(A)	Adjustment of $20,271 to record a net increase in amortization of acquired purchased technology. The amortization of purchased technology of $27,043 has been calculated based on a new fair value basis of $311,000, amortized over estimated lives of approximately 12 years, offset by the elimination of historical amortization of $6,772.

(B)	Adjustment of $70,261 to record an increase in amortization of acquired customer relationships. The amortization of acquired customer relationship of $70,261 has been calculated based on a new fair value basis of $808,000 amortized over an estimated life of approximately 12 years.

(C)	Adjustment of $1,496 to record a net decrease in amortization of acquired trade names. The amortization of $1,895 of acquired trade names has been calculated based on a new fair value basis of $18,000 amortized over an estimated useful life of approximately ten years. This adjustment is offset by the elimination of $3,391 of historical amortization.

(D)	Adjustment of $104,484 to record increased interest expense related to the Senior Secured Credit Facilities and the Notes using a weighted average interest rate of 4.3%, which represents the current expected interest rate for the Senior Secured Credit Facilities which have a variable rate and the expected fixed rate for the Notes. Total estimated interest expense has been calculated as $131,705 less historical interest expense of $27,221. A change of one eighth of one percent (12.5 basis points) in the interest rate, to the extent that LIBOR is in excess of the 0.75% floor rate applicable to our Senior Secured Credit Facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $2,932.

(E)	Adjustment of $2,527 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $57,742, amortized over lives of five years and seven years for the Senior Secured Credit Facilities and eight years for the Notes totaling $8,401, less historical amortization of deferred financing fees of $5,874.

(F)	Adjustment of $337 to record an increase in amortization expense related to the amortization of OID on the Senior Secured Credit Facilities. The amortization of OID has been calculated based on $11,925 amortized over lives of five years and seven years of $1,748 less historical OID amortization of $1,411.

(G)	Adjustment of $7,696 to record an increase in stock compensation expense related to Advent’s equity compensation awards. The preliminary fair value of the stock options and restricted stock units was determined using the Black-Scholes option pricing model and will be recognized on a straight-line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the Advent acquisition (see Note 2).

(H)	Adjustment of $83,419 to record a decrease in revenues related to the write-down of acquired deferred revenues to fair value at the acquisition date.

(I)	Adjustment of $112,125 to record a benefit for income taxes calculated using a combined statutory tax rate of 39%.

(J)	Reflects the full weighting of the 6,723 shares of common stock sold in June 2015, as if the offering occurred on January 1, 2014, which represents the portion of the net proceeds used to fund the acquisition of Advent.

Note 5—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of June 30, 2015 (in thousands, except per share data)

(A)	Adjustment to reflect the net proceeds from the Senior Secured Credit Facilities and the issuance of the Notes, as summarized below.

Sources:
Senior Secured Credit Facilities	$2,480,000
Notes	600,000

$3,080,000

Uses:
Repayment of SS&C’s total debt	$471,000
New financing costs and OID	84,997

555,997

Adjustment to record net proceeds from the Senior Secured Credit Facilities and the Notes	$2,524,003

(B)	Adjustments related to financing fees:

(1)	Adjustment to record deferred financing fees related to the Senior Secured Credit Facilities and the Notes and write-off existing deferred financing fees.

Intangible and other assets, net
Total financing fees	$73,072
Less: portion of financing fees expensed through retained earnings	(27,436)

Total financing fees capitalized	45,636
Less: elimination of existing deferred financing fees	(4,891)

Total adjustments to intangible and other assets, net	$40,745

(2)	Adjustment to prepaid income taxes of $2,680 to record tax impact related to the expensing of existing deferred financing fees and OID.

Prepaid income taxes
Elimination of existing deferred financing fees, deductible portion	$576
Elimination of existing OID	2,104

Total adjustments to prepaid income taxes	$2,680

(3)	Adjustment to deferred income taxes to record tax impact related to the write-off of existing deferred financing fees and a portion of new financing fees expensed through retained earnings.

Deferred income taxes
Elimination of existing deferred financing fees	$1,332
Expense fees related to bridge facility	10,700

Total adjustments to deferred income taxes	$12,032

(4)	Adjustment to retained earnings to record write-off of existing deferred financing fees and OID and a portion of new financing fees related to bridge facility, net of taxes.

Retained earnings
Write-off existing deferred financing fees	$4,891
Related tax impact	(1,908)
Write-off existing OID	5,394
Related tax impact	(2,104)
Expense a portion of new financing fees	27,436
Related tax impact	(10,700)

Total adjustments to retained earnings	$23,009

(C)	Adjustment to reflect the Senior Secured Credit Facilities and the Notes to effect the Advent acquisition, as summarized below.

Senior Secured Credit Facilities	$2,480,000
Notes	600,000
OID	(11,925)

Total proposed borrowings, net of OID	$3,068,075

Less: current portion:	(26,100)

Total proposed borrowings, net of OID and current portion	$3,041,975

Repayment of SS&C’s long-term debt, net of OID of $5.4 million	(448,382)

Pro forma adjustment to non-current portion of long-term debt	$2,593,593

Current portion of proposed borrowings	26,100
Repayment of SS&C’s current portion of long-term debt	(17,224)

Pro forma adjustment to current portion of long-term debt	$8,876

(D)	Represents total consideration to be transferred for the acquisition of Advent:

Purchase of Advent’s equity	$2,431,479
Repayment of existing indebtedness, of which $20,000 is current	185,000

Cash consideration	$2,616,479

Settlement of pre-existing relationship	(622)
Fair value of replacement awards attributable to pre-combination services (non-cash increase to additional paid-in capital)	11,754

Total purchase consideration	$2,627,611

(E)	Adjustment of $30,254 to reflect the elimination of Advent’s common stock of $533, additional paid-in capital of $86,215, accumulated other comprehensive income of $1,635 and accumulated deficit of $118,637.

(F)	Adjustment of $37,460 to recognize estimated transaction fees related to the Advent acquisition. An adjustment of $26,460 represents the assumption of estimated seller transaction fees that were incurred prior to the acquisition. An adjustment of $11,000 represents estimated transaction fees that were incurred by us for the Advent acquisition, which are not expected to be tax deductible. However, the evaluation of the deductibility of the transaction costs, and the ability to utilize such benefits, is preliminary and subject to change.

(G)	Represents the adjustments to record Advent’s identified intangible assets at fair value. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

Purchased technology	$311,000
Customer relationships	808,000
Tradenames	18,000

Total intangible assets	$1,137,000

Eliminate historical intangible assets	(15,927)

Pro forma adjustment to intangible assets	$1,121,073

(H)	An adjustment of $4,191 to eliminate Advent’s historical deferred financing fees associated with their existing indebtedness which was repaid in connection with the acquisition.

(I)	An adjustment of $1,761,409 to goodwill to reflect the excess of the purchase price over the preliminary fair value of net assets acquired.

(J)	An adjustment of $104,576 to reduce acquired deferred revenue to fair value. The fair value and estimated future service obligation assigned to deferred revenue has been estimated based on a preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than that presented in these unaudited pro forma financial statements.

(K)	An adjustment of $482,920 to reflect a net increase to deferred tax liabilities resulting from the fair-value adjustments to acquired intangible assets and deferred revenue.

Note 6—Items Not Included

The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations do not include any expected cost savings which may be achievable or which may occur subsequent to the Advent acquisition, or the impact of any non-recurring activity and one-time transaction related costs, including acquisition costs that were incurred subsequent to June 30, 2015.